Exhibit 99.1

SRM Expands with New Order that Helps Theme Park Guests Stay Cool in the Summertime Heat

JUPITER, FL / May 9, 2024 – SRM Entertainment, Inc., (Nasdaq: SRM) (the “Company” or “SRM”) is pleased to announce a new regional theme park product order for our exclusive, colorful misting fans. The “fan favorite” is great to help beat the summer heat while your enjoying a fun day at one of America’s premier amusement parks. The 30,000+ unit order increases SRM’s expansion efforts with one of the largest regional amusement-resort operators in the world that welcomes approximately 28 million guests annually to parks located throughout the US.

“SRM is striving to build relationships with premier entertainment destinations. Summertime is fun time for millions of people and we’re looking forward to helping them stay cool.” stated SRM’s CEO Rich Miller.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom products, toys and souvenirs for the world’s largest theme parks and other entertainment venues. SRM products are available worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts - SeaWorld and other attractions. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the registration statement for the Offering filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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